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                                                                    EXHIBIT 23.4

     With respect to the Registration Statement on Form S-4 relating to an exchange offer of $50 million 10 7/8% Series D Senior Notes due 2006, to be filed on or about December 31, 1996 by Kaiser Aluminum & Chemical Corporation, a Delaware corporation (the "Registration Statement"), we hereby consent to the use of our name, and to references to advice rendered by our firm, in the prospectus included in the Registration Statement under the headings (i) Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources -- Asbestos Contingencies; (ii)
Note 9 of the Notes to Consolidated Financial Statements; and (iii) Note 3 of the Notes to Interim Consolidated Financial Statements.

                                        THELEN, MARRIN, JOHNSON & BRIDGES LLP

December 31, 1996